Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-273185 on Form S-1 of our report dated April 27, 2023 (July 7, 2023, as to the effects of the reverse stock split described in Note 14), relating to the financial statements of Evofem Biosciences, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

August 10, 2023